Parker Drilling Reports 2012 Second Quarter Results

HOUSTON, Aug. 2, 2012 /PRNewswire/ -- Parker Drilling Company (NYSE-PKD), a drilling contractor, drilling services and rental tools provider, today reported results for the quarter and year-to-date periods ended June 30, 2012. The Company's results for the 2012 second quarter included net income of $20.1 million or $0.17 per diluted share on revenues of $178.9 million compared with net income of $14.2 million or $0.12 per diluted share on revenues of $172.8 million for the 2011 second quarter. Excluding the effects of non-routine items, the Company reported net income of $21.3 million or $0.18 per diluted share compared with similarly adjusted 2011 second quarter net income of $15.8 million or $0.13 per diluted share. Adjusted EBITDA, excluding non-routine items, was $67.2 million compared with $62.7 million for the prior year's second quarter.

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"Parker's operating results for the 2012 second quarter included year-to-year increases in revenues, adjusted EBITDA, net income and earnings per share," said Parker Drilling Company Chairman, President and Chief Executive Officer, Robert L. Parker Jr. "We achieved revenue growth in our Rental Tools and U.S. Barge Drilling segments, driven by increases in drilling activity and the quality and value of our rental tools and barge drilling services. We also realized an improved operating performance from our international drilling rig fleet, though this was offset by reduced revenues and earnings from our operations and maintenance (O&M) contracts. In addition, we made progress toward the completion of our two Arctic Alaska Drilling Unit (AADU) rigs," stated Mr. Parker.

Second Quarter Highlights

  Parker Drilling achieved year-to-year increases of 4 percent in revenues, 7 percent in adjusted EBITDA, 35 percent in net income and 38 percent in earnings per share, excluding non-routine items.
  The Company's Rental Tools segment produced year-to-year increases in revenues and segment gross margin, and benefitted from a growing offshore Gulf of Mexico market that supplemented the contribution from a slowing U.S. land drilling market.  The segment continued to position rental tools inventory in line with the shifting geographic focus of U.S. land drilling and invested in added inventory to meet customer needs. (Gross margins mentioned here and later exclude depreciation and amortization expense).
  The U.S. Gulf of Mexico shallow water drilling market remained active and Parker's U.S. Barge Drilling segment achieved further increases in average dayrate and full utilization of its actively marketed rig fleet.
  The U.S. Barge Drilling and International Drilling segments contributed significantly to the 2012 second quarter year-to-year increase in operating gross margin.
  The Company issued an additional $125 million of Senior Notes due 2018, using the proceeds during the quarter to refinance its Convertible Notes that matured in July.

Outlook

"The market's current uncertainty about future prices for oil and natural gas and the future level of U.S. drilling has begun to lead to slower growth in some U.S. drilling markets and has us alert for changing conditions that may further impact our business. We believe that our competitive position, geographic and market diversity, and other strategic strengths, position us to face these market challenges and take advantage of competitive opportunities to produce relatively resilient operating results," commented Mr. Parker. "While the broader application of lateral drilling and the trend toward more complex well designs continue to lead to demand for premium drill pipe and premier customer service, we expect near-term market conditions for rental tools to reflect the recent slower growth in U.S. land drilling. We believe current market prices for oil and natural gas liquids will provide some support to the pace of activity in the U.S. Gulf of Mexico barge drilling market. Due to current contract terms and market conditions, we expect near-term declines in utilization of our international rig fleet and reduced levels of revenues and earnings from our O&M contract portfolio. Growing interest among international operators to expand land drilling in several regions where we are focused has led to a notable increase in rig tender requests recently and could provide operational momentum for 2013," he concluded.

Second Quarter Review

Parker Drilling's revenues for the 2012 second quarter increased 4 percent to $178.9 million from revenues of $172.8 million for the 2011 second quarter. The Company's 2012 second quarter gross margin increased 9 percent to $74.4 million from gross margin of $68.1 million for the 2011 second quarter, while gross margin was 41.6 percent of revenues for the 2012 second quarter compared with 39.4 percent for the 2011 second quarter. Results for the 2012 second quarter included $1.9 million, pre-tax, of non-routine expenses primarily related to debt extinguishment costs associated with the refinancing of the Company's Convertible Notes. These non-routine items reduced after-tax earnings by $1.3 million or $0.01 per diluted share. The results for the 2011 second quarter included non-routine, after-tax expense of $1.6 million or $0.01 per diluted share. Details of the non-routine items are provided in the attached financial tables.

  Rental Tools segment revenues increased 11 percent to $65.0 million from $58.5 million, segment gross margin rose 4 percent to $42.5 million from $40.8 million, and segment gross margin as a percentage of revenues was 65.3 percent compared with 69.7 percent for the prior year's second quarter.  The segment benefitted from the expanded use of lateral drilling and the trend toward more complex well designs in the U.S. land market, and renewed growth in Gulf of Mexico drilling.  Rental tool utilization and pricing in the U.S. land market has trended back to more typical levels, impacting the segment's revenue growth and gross margin.
  U.S. Barge Drilling segment revenues increased 28 percent to $33.3 million from $26.1 million, segment gross margin rose 60 percent to $14.5 million from $9.1 million, and segment gross margin as a percentage of revenues increased to 43.6 percent from 34.7 percent for the prior year's second quarter.  The increase in revenues, segment gross margin and gross margin as a percentage of revenues resulted from higher utilization and an increase in the average dayrate. For the quarter, the business had all eleven of its actively marketed drilling rigs employed, compared with an average of approximately 10.5 barge drilling rigs employed in the 2011 second quarter.  In addition, the barge drilling rig fleet's average dayrate increased 23 percent, to $31,900 for the 2012 second quarter from $26,000 for the 2011 second quarter.
  U.S. Drilling segment includes two AADU rigs located in Alaska and one land rig located in Louisiana. The AADU rigs are undergoing commissioning and the available land rig is idle. As a result, this segment earned no revenues in the 2012 second quarter and prior periods. The segment's operating costs consist of expenses incurred in preparation for future activities in Alaska, primarily for labor, training and facility leases.
  International Drilling segment revenues declined 4 percent to $76.9 million from $79.7 million, segment gross margin increased 20 percent to $18.2 million from $15.2 million, and segment gross margin as a percentage of revenues increased to 23.7 percent from 19.1 percent for the prior year's second quarter.  The reduction in revenues was primarily driven by significantly lower reimbursable expenses from O&M contracts.  The increases in segment gross margin and gross margin as a percentage of revenues are due to higher average utilization and a higher average dayrate for the Parker Drilling-owned drilling rig fleet.  Average rig fleet utilization for the 2012 second quarter was 51 percent, compared with 48 percent for the prior year's second quarter.
  Technical Services segment revenues declined 57 percent to $3.7 million from $8.5 million for the prior year's second quarter.  The segment reported a gross margin loss of $0.3 million compared with gross margin of $1.8 million in the prior year's second quarter.  The revenue change was primarily due to the completion of the "pre-operating" phase of the Liberty project in early 2011 and the transition of our role on the Berkut platform project from engineering to construction oversight. The segment's earnings loss reflects retained overhead costs as we transition from recently competed projects.
  The Construction Contract segment includes only the results of activities related to the construction of the BP-owned Liberty rig.  The construction contract for the Liberty rig ended in the 2011 first quarter.  The Construction Contract segment reported no revenues or gross margin in the 2012 second quarter compared with $1.5 million of segment gross margin in the 2011 second quarter.

2012 Year-to-Date Summary

The Company's results for the first six months of 2012 included net income of $46.5 million or $0.39 per diluted share on revenues of $355.5 million compared with the prior year's first six month net income of $19.0 million or $0.16 per diluted share on revenues of $329.0 million. Excluding the effects of non-routine items, the Company reported adjusted net income of $47.8 million or $0.40 per diluted share compared with similarly adjusted 2011 first-half net income of $21.0 million or $0.18 per diluted share. Adjusted EBITDA, excluding non-routine items, was $143.5 million for the first six months of 2012 and $105.4 million for the same period of the prior year.

Results for the first six months of 2012 included $2.0 million, pre-tax, of non-routine expenses primarily related to debt extinguishment costs associated with the refinancing of the Company's Convertible Notes. These non-routine items reduced after-tax earnings by $1.3 million or $0.01 per diluted share. Earnings for the comparable period of 2011 included $2.0 million of after-tax expense for non-routine items.

Capital Expenditures

Capital expenditures were $50.1 million for the 2012 second quarter and $109.5 for the year-to-date period. Year-to-date 2012 capital expenditures included $48.5 million for the construction of Parker Drilling's two newbuild arctic land rigs and $41.6 million for the purchase of tubular goods and other rental tools equipment.

Conference Call

Parker Drilling has scheduled a conference call for 10:00 a.m. CDT (11:00 a.m. EDT) on Thursday, August 2, 2012, to review its reported results. Those interested in listening to the call by telephone may do so by dialing (480) 629-9868. The call can also be accessed through the Investor Relations section of the Company's website at http://www.parkerdrilling.com. A replay of the call can be accessed on the Company's website for 12 months and will be available by telephone from Aug. 2 through Aug. 9 by dialing (303) 590-3030 and using the access code 4553665#.

Cautionary Statement

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. All statements in this press release other than statements of historical facts that address activities, events or developments that the Company expects, projects, believes, or anticipates will or may occur in the future are forward-looking statements. These statements include, but are not limited to, statements about anticipated future financial or operational results; the outlook for rig utilization and dayrates; general industry conditions such as the demand for drilling and the factors affecting demand; competitive advantages such as technological innovation; future operating results of the Company's rigs, rental tools operations and projects under management; capital expenditures; expansion and growth opportunities; acquisitions or joint ventures; asset sales; successful negotiation and execution of contracts; scheduled delivery of drilling rigs for operation; the strengthening of the Company's financial position; increases in market share; outcomes of legal proceedings and investigations; compliance with credit facility and indenture covenants; and similar matters. These statements are based on certain assumptions made by the Company based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Although the Company believes that its expectations stated in this press release are based on reasonable assumptions, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, that may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to changes in worldwide economic and business conditions that could adversely affect market conditions, fluctuations in oil and natural gas prices that could reduce the demand for drilling services, changes in laws or government regulations that could adversely affect the cost of doing business, our ability to refinance our debt and other important factors that could cause actual results to differ materially from those projected as described in the Company's reports filed with the Securities and Exchange Commission. See "Risk Factors" in the Company's Annual Report filed on Form 10-K and other public filings and press releases. Each forward-looking statement speaks only as of the date of this press release and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Company Description

Parker Drilling (NYSE: PKD) provides high-performance contract drilling solutions, rental tools and project management services to the energy industry. Parker Drilling's rig fleet includes 24 land rigs and two offshore barge rigs in international locations, 13 barge rigs in the U.S. Gulf of Mexico, one land rig located in the U.S., and two land rigs in Alaska undergoing commissioning. The Company's rental tools business supplies premium equipment to operators on land and offshore in the U.S. and select international markets. Parker Drilling also performs contract drilling for customer-owned rigs and provides technical services addressing drilling challenges for E&P customers worldwide. More information about Parker Drilling can be found at http://www.parkerdrilling.com, including operating status reports for the Company's Rental Tools segment and its international and U.S. rig fleets, updated monthly.

PARKER DRILLING COMPANY
Consolidated Condensed Balance Sheets
(Dollars in Thousands)

	June 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$ 77,467	$ 97,869
Accounts and Notes Receivable, Net	176,190	183,923
Rig Materials and Supplies	24,246	29,947
Deferred Costs	2,859	3,249
Deferred Income Taxes	6,380	6,650
Assets held for sale	5,312	5,315
Other Current Assets	46,880	40,660
TOTAL CURRENT ASSETS	339,334	367,613

PROPERTY, PLANT AND EQUIPMENT, NET	770,761	719,809

OTHER ASSETS
Deferred Income Taxes	99,622	108,311
Other Assets	27,649	20,513
TOTAL OTHER ASSETS	127,271	128,824

TOTAL ASSETS	$ 1,237,366	$ 1,216,246

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current Portion of Long-Term Debt	$ 51,136	$ 145,723
Accounts Payable and Accrued Liabilities	112,732	140,087
TOTAL CURRENT LIABILITIES	163,868	285,810

LONG-TERM DEBT	429,888	337,000

LONG-TERM DEFERRED TAX LIABILITY	17,830	15,934

OTHER LONG-TERM LIABILITIES	29,535	33,452

TOTAL CONTROLLING INTEREST IN STOCKHOLDERS' EQUITY	596,843	544,606
Noncontrolling interest	(598)	(556)
TOTAL EQUITY	596,245	544,050

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 1,237,366	$ 1,216,246

Current Ratio	2.07	1.29

Total Debt as a Percent of Capitalization	45%	47%

Book Value Per Common Share	$ 5.05	$ 4.65

PARKER DRILLING COMPANY
Consolidated Condensed Statements of Operations
(Dollars in Thousands, Except Per Share and Weighted Average Shares Outstanding)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

REVENUES:	178,925	172,812	355,494	328,991

EXPENSES:
Operating Expenses	104,526	104,683	199,458	212,059
Depreciation and Amortization	27,959	27,332	55,578	54,931

TOTAL OPERATING GROSS MARGIN	46,440	40,797	100,458	62,001

General and Administrative Expense	(7,420)	(7,948)	(12,917)	(14,752)
Gain on Disposition of Assets, Net	1,368	366	1,860	1,370

TOTAL OPERATING INCOME	40,388	33,215	89,401	48,619

OTHER INCOME AND (EXPENSE):
Interest Expense	(8,925)	(5,755)	(16,962)	(11,616)
Interest Income	53	133	79	179
Loss on extinguishment of debt	(1,649)	-	(1,649)	-
Change in fair of derivative positions	38	(137)	(11)	(137)
Other	20	123	36	134
TOTAL OTHER EXPENSE	(10,463)	(5,636)	(18,507)	(11,440)

INCOME BEFORE INCOME TAXES	29,925	27,579	70,894	37,179

INCOME TAX EXPENSE	9,817	13,464	24,460	18,303

NET INCOME	20,108	14,115	46,434	18,876
Less: net income (loss) attributable to noncontrolling interest	25	(58)	(41)	(125)
NET INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	$ 20,083	$ 14,173	$ 46,475	$ 19,001

EARNINGS PER SHARE - BASIC
Net Income	$ 0.17	$ 0.12	$ 0.40	$ 0.16

EARNINGS PER SHARE - DILUTED
Net Income	$ 0.17	$ 0.12	$ 0.39	$ 0.16

NUMBER OF COMMON SHARES USED IN COMPUTING EARNINGS PER SHARE
Basic	117,410,212	116,144,818	117,129,364	115,634,881
Diluted	118,526,879	117,253,588	118,623,037	116,750,717

PARKER DRILLING COMPANY
Selected Financial Data
(Dollars in Thousands)
(Unaudited)

	Three Months Ended
	June 30,		March 31,
	2012	2011	2012

REVENUES:
Rental Tools	$ 65,002	$ 58,490	$ 66,284
U.S. Barge Drilling	33,292	26,060	27,835
U.S. Drilling	-	-	-
International Drilling	76,923	79,725	78,750
Technical Services	3,708	8,537	3,700
Construction Contract	-	-	-
Total Revenues	178,925	172,812	176,569

OPERATING EXPENSES:
Rental Tools	22,552	17,719	21,630
U.S. Barge Drilling	18,792	17,006	17,140
U.S. Drilling	533	212	466
International Drilling	58,683	64,513	52,243
Technical Services	3,966	6,748	3,453
Construction Contract	-	(1,515)	-
Total Operating Expenses	104,526	104,683	94,932

OPERATING GROSS MARGIN:
Rental Tools	42,450	40,771	44,654
U.S. Barge Drilling	14,500	9,054	10,695
U.S. Drilling	(533)	(212)	(466)
International Drilling	18,240	15,212	26,507
Technical Services	(258)	1,789	247
Construction Contract	-	1,515	-
Depreciation and Amortization	(27,959)	(27,332)	(27,619)
Total Operating Gross Margin	46,440	40,797	54,018

General and Administrative Expense	(7,420)	(7,948)	(5,497)
Gain on Disposition of Assets, Net	1,368	366	492

TOTAL OPERATING INCOME	$ 40,388	$ 33,215	$ 49,013

PARKER DRILLING COMPANY
Adjusted EBITDA
(Dollars in Thousands)

	Three Months Ended
	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010

Net Income (Loss) Attributable to Controlling Interest	$ 20,083	$ 26,392	$ (90,177)	$ 20,725	$ 14,173	$ 4,827	$ (13,409)	$ 492	$ 507
Adjustments:
Income Tax (Benefit) Expense	9,817	14,643	(48,112)	15,042	13,464	4,839	25,362	786	1,624
Total Other Income and Expense	10,463	8,044	5,066	6,268	5,636	5,803	6,196	6,277	11,182
Gain on Disposition of Assets, Net	(1,368)	(492)	(1,666)	(623)	(366)	(1,004)	(1,060)	(1,176)	(1,712)
Depreciation and Amortization	27,959	27,619	29,624	27,581	27,332	27,599	28,526	28,904	29,012
Impairment and other charges	-	-	170,000	-	-	-	-	-
Provision for Reduction in Carrying Value of Certain Assets	-	-	1,350	-	-	-	1,952	-	-

Adjusted EBITDA	$ 66,954	$ 76,206	$ 66,085	$ 68,993	$ 60,239	$ 42,064	$ 47,567	$ 35,283	$ 40,613

Adjustments:
Non-routine Items	289	23	567	1,517	2,451	685	460	930	694

Adjusted EBITDA after Non-routine Items	$ 67,243	$ 76,229	$ 66,652	$ 70,510	$ 62,690	$ 42,749	$ 48,027	$ 36,213	$ 41,307

PARKER DRILLING COMPANY
Reconciliation of Non-Routine Items *
(Dollars in Thousands, except Per Share)
(Unaudited)

	Three Months Ending	Six Months Ended
	June 30, 2012	June 30, 2012

Net income attributable to controlling interest	$ 20,083	$ 46,475
Earnings per diluted share	$ 0.17	$ 0.39

Adjustments:
Extinguishment of debt	1,649	1,649
U.S. regulatory investigations / legal matters**	289	312
Total adjustments	$ 1,938	$ 1,961
Tax effect of non-routine adjustments	(678)	(686)
Net non-routine adjustments	$ 1,260	$ 1,275

Adjusted net income attributable to controlling interest	$ 21,343	$ 47,750
Adjusted earnings per diluted share	$ 0.18	$ 0.40

	Three Months Ending	Six Months Ended
	June 30, 2011	June 30, 2011
Net income attributable to controlling interest	$ 14,173	$ 19,001
Earnings per diluted share	$ 0.12	$ 0.16

Adjustments:
Extinguishment of debt	-	-
U.S. regulatory investigations / legal matters**	2,451	3,136
Total adjustments	$ 2,451	$ 3,136
Tax effect of non-routine adjustments	(858)	(1,098)
Net non-routine adjustments	$ 1,593	$ 2,038

Adjusted net income attributable to controlling interest	$ 15,766	$ 21,039
Adjusted earnings per diluted share	$ 0.13	$ 0.18

*

Adjusted net income, a non-GAAP financial measure, excludes items that management believes are of a non-routine nature and which detract from an understanding of normal operating performance and comparisons with other periods. Management also believes that results excluding these items are more comparable to estimates provided by securities analysts and used by them in evaluating the Company's performance.

**	Amended to include comparable expenses in all periods.

CONTACT: Investor Relations, Richard Bajenski, Director, Investor Relations, +1-281-406-2030, or Media Relations, Stephanie Dixon, Manager, Corporate Communications, +1-281-406-2212, both of Parker Drilling